Exhibit 99.1

Revealia Breast™ Offers Glimpse Into the Future of Early Cancer Detection With a Simple Cheek Swab

Ludwig Enterprises, Inc. (OTC: LUDG), previews its first in a pipeline of non-invasive cancer screening tests powered by mRNA biomarker analysis.

(Miami, FL, May 7, 2025) Ludwig Enterprises, Inc. (the “Company”), a biotech innovator in mRNA diagnostics and AI-driven health solutions, announced today the initial introduction of its lead product, Revealia Breast™, a non-invasive breast cancer screening test currently in advanced development. This innovative diagnostic tool uses a simple cheek swab to detect cancer-related inflammation early, aiming to identify breast cancer even before physical symptoms appear.

Revealia Breast™ is currently in advanced development, with an expected release in the third quarter of 2025.

Recent data presented at the American Society of Breast Surgeons (ASBS) underscores the urgent need for early detection: patients evaluated through multidisciplinary breast cancer clinics had significantly better outcomes, with 39.7% showing non-invasive disease compared to just 13.2% in traditionally managed groups (1). Revealia Breast™ is designed precisely to facilitate this kind of early diagnosis — and do so more affordably, accessibly, and comfortably than mammograms.

“This is more than just a test — it’s a lifeline,” said Marvin S. Hausman, MD, Chief Medical Officer at Ludwig Enterprises, Inc. “The earlier we find breast cancer, the better the chance for survival. By analyzing specific mRNA biomarkers from a simple cheek swab, Revealia Breast™ aims to provide that critical early insight, potentially leading to the kind of improved outcomes highlighted in recent clinical findings.”

Revealia Breast™ is the first of many early cancer screening tests the Company plans to introduce, targeting most major cancers. Each test is based on the company’s proprietary mRNA inflammatory biomarker panel and AI technology, with the mission of enabling earlier, more accurate detection and intervention.

Why This Matters to Patients — and Investors

●	Easy, Non-Invasive Testing Just a quick cheek swab. No needles, no radiation, no painful compression.

●	High-Tech Early Detection Uses proprietary mRNA biomarkers and artificial intelligence to evaluate a patient’s cancer risk — even before symptoms appear.

●	Addressing Mammogram Gaps Mammograms can miss early signs, especially in women with dense breast tissue (2). Revealia Breast™ helps close that diagnostic gap.

●	Massive Market Potential The global breast cancer screening market is valued at over $4 billion, and Revealia Breast™ is poised to disrupt it.

●	Improved Patient Outcomes
The ASBS study confirms what the science suggests: earlier detection often means less invasive disease and better treatment success. Revealia Breast™ aims to democratize that early access.

Commitment to Transparency and Education

While previous estimates targeted an earlier launch, the Company is now focused on a Q3 2025 rollout. The team is committed to transparency and will provide timely updates as key milestones are achieved.

Today’s release is part of a larger public and investor education initiative. Upcoming videos, expert commentary, and insights into the Company’s technology and team will be shared throughout the coming months.

The Company will also be announcing newly appointed members of its scientific advisory board and expects to submit additional clinical validation papers this quarter.

The Technology Behind Revealia Breast™

The Revealia Breast™ test analyzes a panel of inflammatory mRNA markers linked to cancer progression. Collected through a painless cheek swab, these biomarkers are interpreted using artificial intelligence to generate a personalized risk score.

Unlike traditional methods, Revealia Breast™ does not rely on imaging. Instead, it taps into the molecular biology of inflammation, which research shows is often a precursor to tumor development. This positions Revealia Breast™ as a first-of-its-kind frontline screening tool.

About Ludwig Enterprises, Inc.

Ludwig Enterprises, Inc. (which is in the process of changing its name to Revealia Diagnostics, Inc.), a biotech and healthcare holding company, is a global - innovator in mRNA genomics and machine learning AI technology. Our mission is to identify, monitor, and create solutions to -mitigate chronic inflammation, the causative agent of illnesses such as cancer and heart disease, which are responsible for more than 50% of deaths worldwide.

For more information, please visit: http://www.ludwigent.com.

About Revealia Breast™

Revealia Breast™ is a proprietary mRNA-based breast cancer screening test that establishes a personalized inflammatory index to assist individuals in understanding and managing their health. Artificial intelligence helps derive a unique risk score by comparing a person’s biomarker profile to a growing clinical database.

For more information, please visit: www.revealia.com

SAFE HARBOR

Forward-looking statements in this release are made under the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Ludwig Enterprises Inc.’s forward-looking statements do not guarantee future performance. This news release includes forward-looking statements concerning the future level of business for the parties. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements due to certain risk factors that could cause results to differ materially from estimated results. Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties, and events that may be beyond the control of Ludwig Enterprises, Inc., and no assurance can be given that such results will be achieved. Potential risks and uncertainties include, but are not limited to, the ability to procure, appropriately price, retain, and complete projects and changes in products and competition.

FOR FURTHER INFORMATION:

CONTACT:

Ludwig Enterprises, Inc.
www.ludwigent.com
Twitter: @LUDG_inc

IR@revealia.com

References:

(1) Kobzeva-Herzog AJ, Palaniappan S, Jiangliu Y, et al. Evaluating the effect of a multidisciplinary breast cancer clinic on time to treatment at an urban safety net hospital. Presented at a press conference for the American Society of Breast Surgeons; April 24, 2025.

(2) Jiawei, L. et al. 2020. Non-Invasive Biomarkers for Early Detection of Breast Cancer. Cancers (Basel).12(10):2767. doi: 10.3390/cancers12102767

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